Exhibit 99.1

News Release
Weatherford Reports Third Quarter Results
$0.13 per diluted share, excluding severance and investigation costs
GENEVA, SWITZERLAND, October 19, 2009 — Weatherford International Ltd. (NYSE: WFT) today reported third quarter 2009 income from continuing operations of $93 million, or $0.13 per diluted share, excluding an after tax loss of $0.02 for investigation and exit costs incurred in connection with the company’s withdrawal from sanctioned countries and severance costs principally associated with restructuring activities. Third quarter diluted earnings per share from continuing operations reflect a decrease of 76 percent over the third quarter of 2008 diluted earnings per share from continuing operations of $0.55, before severance and investigation costs. Results for the third quarter include a tax benefit of approximately $0.05 resulting from the lowering of the company’s estimate of its effective tax rate, as well as a negative $0.02 impact from higher losses on foreign currency remeasurement and the settlement of a legal dispute. In addition, third quarter results include a gain of $27 million recorded pursuant to Statement of Financial Accounting Standards No. 141(R), Business Combinations, in connection with the revaluation of contingent consideration associated with an acquisition. This financial item was mostly offset by other adjustments going both ways.
Third quarter revenues were $2,150 million, or 15 percent lower than the same period last year, against a backdrop of a 39 percent decrease in global rig count. North America was primarily responsible for the decline, with revenues decreasing 47 percent against a 52 percent decline in rig count. International revenues were up 12 percent against an 11 percent decrease in international rig count.
Sequentially, the company’s third quarter diluted earnings per share from continuing operations, before severance and investigation costs, were $0.03 higher than the second quarter of 2009 diluted earnings per share from continuing operations of $0.10, before severance and investigation costs.
North America
Revenues for the quarter were $620 million, which is a 47 percent decrease over the same quarter in the prior year, as compared to a 52 percent rig count decrease. Sequentially, revenues were up nine percent as compared to a 13 percent rig count increase.
Operating income was $33 million, which is down $280 million compared to the same quarter in the prior year and up $34 million sequentially. The sequential increase was mainly attributable to the seasonal recovery in Canada.
Middle East/North Africa/Asia
Third quarter revenues of $600 million were six percent lower than the third quarter of 2008 and one percent higher than the prior quarter. On a sequential basis, strong performances were posted in Saudi Arabia, Qatar, China and Australia.

The current quarter’s operating income of $102 million decreased 30 percent as compared to the same quarter in the prior year and decreased 17 percent as compared to the prior quarter due to the combined impact of delayed project start ups and product deliveries, as well as lower pricing.
Latin America
Third quarter revenues of $525 million were 67 percent higher than the third quarter of 2008 and 13 percent higher than the prior quarter despite weather issues and reduced gas activity in Mexico. On average, we operated 45 strings in Mexico, up from an average of 33 strings last quarter. Those rigs that were unaffected by weather ran more efficiently than the prior quarter. Fourteen of our strings operate in the central and northern part of the Chicontepec field which suffered from flooding during the current quarter.
The current quarter’s operating income of $54 million declined 22 percent as compared to the same quarter in the prior year. Sequentially, operating income declined 37 percent due to pricing declines as well as the negative impact of fixed costs incurred on rigs made idle during the flooding in Mexico.
Europe/West Africa/FSU
Third quarter revenues of $404 million were one percent lower than the third quarter of 2008 and 11 percent higher than the prior quarter. The sequential increase was driven primarily by our acquisition of TNK-BP’s oilfield service business during the third quarter. This increase was offset by declines in activity in Europe.

The current quarter’s operating income of $72 million declined 30 percent as compared to the same quarter in the prior year and increased 15 percent sequentially.
Reclassifications and Non-GAAP
Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.
Conference Call
The company will host a conference call with financial analysts to discuss the 2009 third quarter results on October 19, 2009 at 7:30 a.m. (CDT). The company invites investors to listen to a play back of the conference call at the company’s website, http://www.weatherford.com in the “investor relations” section.
Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs over 52,000 people worldwide.
# # #

Contacts:	Andrew P. Becnel	+41.22.816.1502
Chief Financial Officer

	Nicholas W. Gee	+41.22.816.1510
Group Vice President- Marketing & Planning
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the outcome of pending government investigations, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(Unaudited)
(In 000’s, Except Per Share Amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008

Net Revenues:
North America	$620,496	$1,179,605	$2,029,264	$3,282,211
Middle East/North Africa/Asia	600,110	637,872	1,774,964	1,716,007
Europe/West Africa/FSU	404,390	408,993	1,138,201	1,146,185
Latin America	524,883	314,326	1,458,423	821,535

	2,149,879	2,540,796	6,400,852	6,965,938

Operating Income (Expense):
North America	33,259	312,887	155,586	828,792
Middle East/North Africa/Asia	101,943	146,450	359,522	397,774
Europe/West Africa/FSU	71,836	102,385	209,393	294,614
Latin America	54,343	69,521	232,319	188,374
Research and Development	(49,300)	(52,026)	(144,434)	(139,095)
Corporate Expenses	(44,272)	(30,750)	(124,705)	(99,657)
Exit and Restructuring	(17,887)	(13,727)	(73,669)	(23,604)

	149,922	534,740	614,012	1,447,198

Other Income (Expense):
Interest Expense, Net	(90,285)	(60,521)	(274,846)	(175,723)
Other, Net	(11,046)	(8,243)	(28,456)	(13,026)

Income from Continuing Operations
Before Income Taxes	48,591	465,976	310,710	1,258,449

Benefit (Provision) for Income Taxes:
Benefit (Provision) for Operations	31,766	(82,990)	(12,867)	(221,796)
Benefit From Exit and Restructuring	2,603	—	9,332	7,306

	34,369	(82,990)	(3,535)	(214,490)

Income from Continuing Operations, Net of Taxes	82,960	382,986	307,175	1,043,959
Gain (Loss) from Discontinued Operation, Net of Taxes	—	—	—	(12,928)

Net Income	82,960	382,986	307,175	1,031,031
Net Income Attributable to Noncontrolling Interest	(5,586)	(12,386)	(23,018)	(25,246)

Net Income Attributable to Weatherford	$77,374	$370,600	$284,157	$1,005,785

Basic Earnings Per Share Attributable to Weatherford:
Income from Continuing Operations	$0.11	$0.54	$0.40	$1.49
Gain (Loss) from Discontinued Operation	—	—	—	(0.01)

Net Income	$0.11	$0.54	$0.40	$1.48

Diluted Earnings Per Share Attributable to Weatherford:
Income from Continuing Operations	$0.11	$0.53	$0.40	$1.46
Gain (Loss) from Discontinued Operation	—	—	—	(0.02)

Net Income	$0.11	$0.53	$0.40	$1.44

Amounts Attributable to Weatherford Common Shareholders:
Income from Continuing Operations, Net of Taxes	$77,374	$370,600	$284,157	$1,018,713
Gain (Loss) from Discontinued Operation, Net of Taxes	—	—	—	(12,928)

Net Income	$77,374	$370,600	$284,157	$1,005,785

Weighted Average Shares Outstanding:
Basic	724,114	682,532	707,621	681,531
Diluted	735,109	701,284	715,719	700,099

Weatherford International Ltd.
Selected Income Statement Information
(Unaudited)
(In 000’s)

	Three Months
	Ended
	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008

Net Revenues:
North America	$620,496	$571,415	$837,353	$1,177,936	$1,179,605
Middle East/North Africa/Asia	600,110	592,908	581,946	675,513	637,872
Europe/West Africa/FSU	404,390	364,968	368,843	393,005	408,993
Latin America	524,883	465,541	467,999	388,172	314,326

	$2,149,879	$1,994,832	$2,256,141	$2,634,626	$2,540,796

Operating Income (Expense):
North America	$33,259	$(709)	$123,036	$296,407	$312,887
Middle East/North Africa/Asia	101,943	123,553	134,026	163,238	146,450
Europe/West Africa/FSU	71,836	62,614	74,943	88,158	102,385
Latin America	54,343	85,759	92,217	88,720	69,521
Research and Development	(49,300)	(46,113)	(49,021)	(53,564)	(52,026)
Corporate Expenses	(44,272)	(40,834)	(39,599)	(35,355)	(30,750)
Exit and Restructuring	(17,887)	(30,905)	(24,877)	(16,253)	(13,727)

	$149,922	$153,365	$310,725	$531,351	$534,740

Supplemental Information
(Unaudited)
(In 000’s)

	Three Months
	Ended
	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008

Depreciation and Amortization:
North America	$79,737	$77,253	$75,098	$80,555	$79,619
Middle East/North Africa/Asia	65,771	60,921	57,634	55,587	49,138
Europe/West Africa/FSU	44,864	35,190	34,678	33,825	31,911
Latin America	43,403	35,971	30,442	30,331	23,561
Research and Development	1,940	2,017	1,933	1,931	1,902
Corporate	2,194	2,341	1,609	1,449	1,000

	$237,909	$213,693	$201,394	$203,678	$187,131

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended September 30, 2009, June 30, 2009, and September 30, 2008 and for the nine months ended September 30, 2009 and September 30, 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.
Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2009		2009		2008		2009		2008

Operating Income:
GAAP Operating Income	$149,922		$153,365		$534,740		$614,012		$1,447,198
Exit and Restructuring	17,887	(a)	30,905	(b)	13,727	(c)	73,669	(d)	23,604	(e)

Non-GAAP Operating Income	$167,809		$184,270		$548,467		$687,681		$1,470,802

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$34,369		$(5,441)		$(82,990)		$(3,535)		$(214,490)
Tax impact of Exit and Restructuring	(2,603	)(a)	(3,388	)(b)	—	(c)	(9,332	)(d)	(7,306	)(e)

Non-GAAP Benefit (Provision) for Income Taxes	$31,766		$(8,829)		$(82,990)		$(12,867)		$(221,796)

Income from Continuing Operations Attributable to Weatherford:
GAAP Income from Continuing Operations	$77,374		$41,981		$370,600		$284,157		$1,018,713
Total Exit and Restructuring, net of tax	15,284	(a)	27,517	(b)	13,727	(c)	64,337	(d)	16,298	(e)

Non-GAAP Income from Continuing Operations	$92,658		$69,498		$384,327		$348,494		$1,035,011

Diluted Earnings Per Share From Continuing Operations Attributable to Weatherford:
GAAP Diluted Earnings per Share From Continuing Operations	$0.11		$0.06		$0.53		$0.40		$1.46
Total Exit and Restructuring, net of tax	0.02	(a)	0.04	(b)	0.02	(c)	0.09	(d)	0.02	(e)

Non-GAAP Diluted Earnings per Share From Continuing Operations	$0.13		$0.10		$0.55		$0.49		$1.48

Note (a):	This amount represents investigation costs incurred in connection with on-going investigations by the U.S. government. Also included are severance charges and facility closure costs associated with the Company’s reorganization activities.

Note (b):	This amount represents investigation costs incurred in connection with on-going investigations by the U.S. government and costs related to the Company’s withdrawal from sanctioned countries. Also included are severance charges associated with the Company’s reorganization activities.

Note (c):	This amount represents investigation costs incurred in connection with on-going investigations by the U.S. government and costs related to the Company’s withdrawal from sanctioned countries.

Note (d):	This amount represents investigation costs incurred in connection with on-going investigations by the U.S. government and costs related to the Company’s withdrawal from sanctioned countries. Also included are severance charges and facility closure costs associated with the Company’s reorganization activities.

Note (e):	This amount represents investigation costs incurred in connection with on-going investigations by the U.S. government and costs related to the Company’s withdrawal from sanctioned countries, partially offset by a gain on the restructuring of a Qatar operation into a JV.